                                                FILED PURSUANT TO RULE 424(B)(5)
                                                          FILE NUMBER 333-103216

PROSPECTUS SUPPLEMENT
(To Prospectus Dated July 23, 2003)

                                 500,000 Shares

                   MONMOUTH REAL ESTATE INVESTMENT CORPORATION

                                  Common Stock

                                ----------------

     We are offering  500,000  shares of our common stock.  Our shares of common stock,  par value $0.01 per share,  are listed on The NASDAQ  Stock Market under the symbol  "MNRTA." On January 14, 2004,  the last  reported  sale price of our common stock as reported by The NASDAQ Stock Market was $8.851 per share.

                                ----------------

     Investing in our common stock  involves  risks.  See "Risk Factors" on page
S-4 of this prospectus supplement.

                                ----------------

     The investors will purchase our common stock at a price of $8.10 per share, resulting  in  net  proceeds  of  approximately  $4,000,000.00  after  we  pay a financial advisor fee and other estimated expenses of this offering.

     Neither the  Securities and Exchange  Commission  nor any state  securities commission has approved or disapproved of these securities or determined if this prospectus  is truthful or  complete.  Any  representation  to the contrary is a criminal offense.

     The common stock will be ready for delivery on or about January 16, 2004.

                                ----------------

           The date of this prospectus supplement is January 15, 2004.

                                ----------------

     No  dealer,   salesperson  or  other  person  is  authorized  to  give  any information or to represent anything not contained in this prospectus supplement or accompanying prospectus. You must not rely on any unauthorized information or representations.  This prospectus  supplement and accompanying  prospectus is an offer to sell only the shares of common  stock  offered  hereby,  but only under circumstances and in jurisdictions  where it is lawful to do so. The information contained in this prospectus  supplement and accompanying  prospectus is current only as of the date of the applicable document.

                                TABLE OF CONTENTS

                              Prospectus Supplement

                                   Prospectus

                                      S-2

                                     SUMMARY

     This prospectus  supplement may not contain all the information that may be important to you.  You should read the entire  accompanying  prospectus  and the documents  incorporated by reference in the prospectus  before making a decision to invest in our common stock.

     Whenever we refer herein to the "Company," "MREIC," "us," "we" or "our," we
are  referring  to  Monmouth  Real  Estate   Investment   Corporation   and  its
subsidiaries.

                                   THE COMPANY

     We  are  a  Maryland  corporation  operating  as a  qualified  real  estate investment  trust ("REIT") under Sections  856-860 of the Internal  Revenue (the
"Code"), and we intend to maintain our qualification as a REIT in the future. As a qualified  REIT, with limited  exceptions,  we will not be taxed under Federal and certain state income tax laws at the corporate  level on taxable income that we  distribute to our  shareholders.  For special tax  provisions  applicable to
REITs, refer to Sections 856-860 of the Code.

     At September  30,  2003,  we had  investments  in  thirty-three  properties located in New Jersey,  New York,  Pennsylvania,  North  Carolina,  Mississippi,
Massachusetts,  Kansas, Iowa, Missouri,  Illinois,  Michigan, Nebraska, Florida,
Virginia, Ohio, Connecticut, Wisconsin, Maryland and Arizona. All properties are managed by a management company. All properties are leased on a net basis except the property located in Monaca, Pennsylvania.

     Currently,   we  derive  our  income  primarily  from  real  estate  rental operations.  We have approximately  3,546,000 square feet of property,  of which approximately  1,034,000  square  feet,  or 29%,  is leased to  Federal  Express
Corporation and its subsidiaries ("FDX") and approximately  274,000 square feet, or 8%, is leased to Keebler Company, a subsidiary of the Kellogg Company. During
2003,  2002 and 2001,  rental and occupancy  charges from  properties  leased to these companies approximated 48%, 52% and 55%, respectively, of our total rental and occupancy charges.

     We compete with other  investors in real estate for  attractive  investment opportunities.  These  investors  include other "equity" real estate  investment trusts, limited partnerships,  syndications and private investors, among others.
Competition in the market areas in which we operate is  significant  and affects acquisitions and/or development of properties,  occupancy levels,  rental rates, and operating expenses of certain properties.

     We have a flexible  investment policy  concentrating our investments in the area of net-leased industrial properties.  Our strategy is to obtain a favorable yield spread  between the yield from the  net-leased  industrial  properties and
mortgage  interest  costs.  We  continue  to  purchase   net-leased   industrial
properties,  because management believes that there is a potential for long-term capital  appreciation through investing in well-located  industrial  properties.
There is the risk that, upon  expiration of current  leases,  the properties can become  vacant or re-leased at lower rents.  The results we obtain by re-leasing the properties will depend on the market for industrial properties at that time.

                                      S-3

     We seek to invest in well-located,  modern buildings leased to creditworthy tenants on long-term  leases.  In management's  opinion,  newly built facilities leased  to FDX  or FDX  subsidiaries  meet  this  criteria.  The  Company  has a concentration of properties leased to FDX and FDX  subsidiaries.  This is a risk factor  that  you  should  consider.  FDX is a  publicly-owned  corporation  and information on its financial business operations is readily available.

     We continue to invest in both debt and equity securities of other REITs. We from time to time may purchase these  securities on margin when the interest and dividend yields exceed the cost of the funds. The securities  portfolio,  to the extent  not  pledged  to  secure  borrowing,  provides  us  with  liquidity  and additional  income.  Such  securities  are subject to risk  arising from adverse changes in market rates and prices,  primarily  interest  rate risk  relating to debt securities and equity price risk relating to equity securities.

     Our  principal  executive  offices are located at Juniper  Business  Plaza,
Suite 3-C, 3499 Route 9 North,  Freehold,  New Jersey  07728,  and our telephone number is (732) 577-9996.

                                  RISK FACTORS

     For a discussion of certain risks that  purchasers of our common stock should consider,  we refer you to the  discussion  under the caption "Risk  Factors" in
Item 1 of our annual report on Form 10-K for the year ended  September 30, 2003, which  is  incorporated  by  reference  into  this  prospectus  supplement.  See
"Incorporation  of Certain  Documents by Reference" on page 2 of the accompanying prospectus.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     In this prospectus supplement,  in the accompanying prospectus,  and in the documents we incorporate by reference,  we have made forward-looking  statements with respect to our financial  condition,  results of  operations  and business.
Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks,"
"estimates"  and similar  expressions as they relate to us or our management are
intended  to  identify   forward-looking   statements.   These   forward-looking
statements are not guarantees of future performance and are subject to risks and uncertainties,  including  those  described  under the caption "Risk Factors" in
Item 1 of our annual report on Form 10-K for the year ended  September 30, 2003, described  under the caption "Risk Factors" in the  accompanying  prospectus and those in the  documents  we  incorporate  by  reference  that could cause actual
results   to  differ   materially   from  the   results   contemplated   by  the
forward-looking statements.

     In  evaluating  the  securities  offered  by this  prospectus,  you  should carefully consider the discussion of risks and uncertainties under the caption "
Risk  Factors"  in Item 1 of our  annual  report on Form 10-K for the year ended
September 30, 2003.

                                 USE OF PROCEEDS

     We  intend to use the net  proceeds  from this  offering  of  approximately
$4,000,000,  after  payment of expenses of this  offering,  including  financial advisor fees and expenses,  for working capital and general corporate  purposes, including,  without  limitation,  the  development and acquisition of additional properties.

                                      S-4

                                 DIVIDEND POLICY

     It has been our policy to  declare  quarterly  dividends  to holders of our common stock in order to comply with  applicable  sections of the Code governing real estate investment  trusts. Set forth below are the cash dividends per share paid from  October  1, 2001 to  December  31,  2003.  Future  dividends  will be declared and paid at the  discretion  of our board of directors  and will depend upon cash generated by operating activities,  our financial condition,  relevant financing instruments,  capital requirements,  annual distribution  requirements under the real estate  investment  trust  provisions  of the Code and such other factors as our board of directors deems relevant.  We currently expect to pay an annual dividend of $0.58 per share for the foreseeable future.

                                                       Dividend
           Fiscal 2003
                First quarter                         $  0.145
                Second quarter                           0.145
                Third quarter                            0.145
                Fourth quarter                           0.145

           Fiscal 2002
                First quarter                         $  0.145
                Second quarter                           0.145
                Third quarter                            0.145
                Fourth quarter                           0.145

                              PLAN OF DISTRIBUTION

     These securities are being placed directly with an institutional  investor.
Cohen & Steers  Capital  Advisors,  LLC has acted as financial  advisor to us in connection with these advisory  services.  It is anticipated that Cohen & Steers
Capital  Advisors,  LLC  will be paid an  advisory  fee not to  exceed  $40,000.
Jeffries & Company,  Inc. is acting as settlement  agent in connection  with the sale of our common stock under the purchase agreement.

     In the ordinary course of business,  Cohen & Steers Capital  Advisors,  LLC has  engaged  and may in the future  engage in  financial  advisory,  investment banking and other  transactions  with us for which  customary  compensation  has been, and will be paid.

     Subject  to the terms and  conditions  of a purchase  agreement,  a certain institutional  investor  has  agreed to  purchase,  and we have  agreed to sell,
500,000  shares of our common stock at a negotiated  purchase price of $8.10 per share. The purchase agreement provides that the obligations of the purchasers to purchase these shares included in this offering are subject to customary closing conditions.  In negotiating the offering price per share of our common stock, we considered the possibility of dilution to our stockholders that will result from this offering together with the ability to earn a satisfactory rate of return on the  additional  capital.  The sale price  represents an approximate 9% decrease from the  current  market  price of our  common  stock as traded  on the  Nasdaq
National Market.

                                      S-5

                                   PROSPECTUS

                                   $20,000,000

                   MONMOUTH REAL ESTATE INVESTMENT CORPORATION

                                  Common Stock

                            ------------------------

     We may use this  prospectus  to offer and sell  shares of our common  stock from time to time. Our common stock is listed and traded on the NASDAQ under the symbol "MNRTA".

     We will provide the specific  terms of these  securities in  supplements to this prospectus in connection with each offering. These terms may include:

        •        offering price;

        •        size of offering;

        •        underwriting discounts;

        •        limitations on direct or beneficial ownership; and

        •        restrictions on transfer.

     The securities offered will contain other significant terms and conditions.
Please read this prospectus and the applicable  prospectus  supplement carefully before you invest.

     An investment in our common stock involves a high degree of risk. See "Risk
Factors" beginning on page 5 of this prospectus for a discussion of risk factors that you should consider in connection with an investment in our common stock.

     Neither the  Securities and Exchange  Commission  nor any state  securities commission has approved or  disapproved  of these  securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                            ------------------------

                  The date of this prospectus is July 23, 2003.

                            ------------------------

MATERIAL UNITED STATES FEDERAL INCOME TAX

                                       i

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration  statement that we filed with the
SEC using a "shelf" registration  process.  Under this process, we may from time to time sell in one or more offerings any number of shares of common stock up to a  total  amount  of  $20,000,000.  You  should  read  this  prospectus  and the applicable  prospectus  supplement  together  with  the  additional  information described  under  the  heading  "Where  You Can Find More  Information"  in this prospectus.  The prospectus supplement may add, update or change the information contained in this  prospectus.  The  registration  statement  that contains this prospectus and the exhibits to that registration  statement  contain  additional important  information  about  us  and  the  common  stock  offered  under  this prospectus. Specifically, we have filed certain legal documents that control the terms of the common stock as exhibits to the registration statement. We may file certain  other legal  documents  that  control the terms of the common  stock as exhibits to reports we file with the SEC.  That  registration  statement and the other reports can be read at the SEC's  website or at the SEC offices  mentioned under the heading "Where You Can Find More  Information,"  or can be obtained by writing or telephoning us at the following address and telephone number:

                   Monmouth Real Estate Investment Corporation
                        Attention: Shareholder Relations
                            3499 Route 9 N, Suite 3-C
                             Juniper Business Plaza
                               Freehold, NJ 07728
                                 (732) 577-9996

                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a  registration  statement  under the Securities
Act with respect to the securities offered hereunder.  As permitted by the SEC's rules and regulations,  this prospectus does not contain all the information set forth in the  registration  statement.  For further  information  regarding  our company and our common stock, please refer to the registration statement and the contracts,  agreements and other documents filed as exhibits to the registration statement.  Additionally,  we file annual,  quarterly and special reports, proxy statements and other information with the SEC.

     You may read and copy all or any portion of the  registration  statement or any other  materials  that we file with the SEC at the  SEC's  public  reference rooms in Washington,  D.C.,  Chicago,  Illinois,  and New York, New York. Please
call the SEC at 1-800-SEC-0330  for further  information on the operation of the public reference rooms. Our SEC filings,  including the registration  statement, are also  available to you on the SEC's  website  (http://www.sec.gov).  We also have a website  (www.mreic.com)  through  which you may  access  our  recent SEC filings.  Information contained on our website is not a part of this prospectus.
In addition,  you may look at our SEC filings at the offices of the NASDAQ Stock
Market,  Inc., which is located at 1500 Broadway,  New York, New York 10036. Our
SEC filings are  available at the NASDAQ  because our common stock is listed and traded on the NASDAQ under the symbol "MNRTA".

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate  by reference" the information  contained in  documents  that we file with  them.  That  means we can  disclose  important information  to you  by  referring  you  to  those  documents.  The  information incorporated  by  reference is  considered  to be part of this  prospectus,  and information  that we  later  file  with the SEC will  automatically  update  and supersede this information.

     As a successor to Monmouth Real Estate Investment  Corporation,  a Delaware
corporation  ("Monmouth  Delaware"),  we  incorporate by reference the documents listed  below and any future  filings we make with the SEC  pursuant to Sections
13(a),  13(c),  14 or 15(d) of the Securities  Exchange Act of 1934, as amended, until we sell all the securities offered by this prospectus.

     •    Annual Report on Form 10-K of Monmouth Delaware, as filed with the SEC on December 23, 2002.

     •    Quarterly Report on Form 10-Q of Monmouth Delaware,  as filed with the
          SEC on February 13, 2003.

     •    Quarterly Report on Form 10-Q of Monmouth Delaware,  as filed with the
          SEC on March 14, 2003.

     •    Current Report on Form 8-K of Monmouth Delaware, as filed with the SEC on November 18, 2002.

     •    Current Report on Form 8-K of Monmouth Delaware, as filed with the SEC on February 28, 2003.

     •    Current Report on Form 8-K of Monmouth Delaware, as filed with the SEC on April 4, 2003.

     •    Our Current Report on Form 8-K, as filed with the SEC on May 15, 2003.

     •    Our Current Report on Form 8-K, as filed with the SEC on May 20, 2003.

     •    Our Current Report on Form 8-K, as filed with the SEC on May 21, 2003.

     You may request a free copy of these filings (other than  exhibits,  unless they are specifically  incorporated by reference in the documents) by writing or telephoning us at the following address and telephone number:

                   Monmouth Real Estate Investment Corporation
                        Attention: Shareholder Relations
                            3499 Route 9 N, Suite 3-C
                             Juniper Business Plaza
                               Freehold, NJ 07728
                                 (732) 577-9996

                   MONMOUTH REAL ESTATE INVESTMENT CORPORATION

     Monmouth  Real  Estate  Investment  Corporation  is a Maryland  corporation operating as a qualified real estate investment trust under Sections 856 through
858 of the Internal Revenue Code. Currently,  we seek to invest in well-located, modern buildings  leased to creditworthy  tenants on long-term leases and derive our income primarily from the rental of these facilities. At September 30, 2002, we owned approximately 2,986,000 square feet of property, of which approximately
944,000 square feet, or 32%, is leased to Federal  Express  Corporation  and its subsidiaries and approximately 301,000 square feet, or 10%, is leased to Keebler
Company.  During fiscal 2002,  2001 and 2000 rental and  occupancy  charges from
properties   leased  to  these   companies   approximated   52%,  55%  and  52%,
respectively, of total rental and occupancy charges.

     At September  30, 2002,  we had  investments  in thirty  properties.  These
properties  are  located  in  Connecticut,   Florida,  Illinois,  Iowa,  Kansas,
Maryland, Massachusetts,  Michigan, Mississippi, Missouri, Nebraska, New Jersey,
New York,  North Carolina,  Ohio,  Pennsylvania,  Virginia,  and Wisconsin.  All
properties are managed by a management  company.  All properties are leased on a net basis except the property located in Monaca, Pennsylvania.

     We compete with other  investors in real estate for  attractive  investment opportunities.  These  investors  include other "equity" real estate  investment trusts, limited partnerships, syndications and private investors, among others.

     We have a flexible  investment policy  concentrating our investments in the area of net-leased industrial properties.  Our strategy is to obtain a favorable yield spread  between the yield from the  net-leased  industrial  properties and
mortgage  interest  costs.  We  continue  to  purchase   net-leased   industrial
properties,  since  our  management  believes  that  there  is a  potential  for long-term  capital  appreciation  through  investing in well-located  industrial properties.  There is the risk  that,  on  expiration  of  current  leases,  the properties can become vacant or re-leased at lower rents.  The results we obtain by re-leasing the properties will depend on the market for industrial properties at that time.

     We also continue to invest in both debt and equity securities of other real estate  investment  trusts  (REITs).  We from  time to time may  purchase  these securities  on margin when the interest and dividend  yields  exceed the cost of the funds.  Such  securities are subject to risk arising from adverse changes in market  rates  and  prices,  primarily  interest  rate  risk  relating  to  debt securities and equity price risk relating to equity securities.

     We are a Maryland corporation. Our executive offices are located at Juniper
Business Plaza, Suite 3-C, 3499 Route 9 North,  Freehold,  New Jersey 07728, and
our telephone number is (732) 577-9996. Our website is located at www.mreic.com.
Information contained on our website is not a part of this prospectus.

     Recent Developments

     On May 19,  2003,  we  secured a line of credit  from  UnitedTrust  Bank to replace a $6,256,000  line of credit that was to expire in November,  2003.  The amount of the new line of  credit  is  $10,000,000  during  the  first  year and
$15,000,000 thereafter.

     On May 15, 2003,  we became the  successor  issuer to Monmouth  Real Estate
Investment  Corporation,  a Delaware  corporation,  as a result of the merger of
Monmouth  Delaware  with  and  into  us.  We  were  the  surviving  corporation.
Immediately  prior to the  merger,  we had no assets or  liabilities  other than nominal assets or liabilities.  We acquired all of the assets and assumed all of the liabilities and obligations of Monmouth Delaware in the merger.

     On April 1, 2003, we purchased a 179,280 square foot industrial building in
Edwardsville,  Kansas from BODU  Partners.  This  property is 100% net leased to
Carlisle Tire and Wheel Company, a subsidiary of Carlisle  Companies,  Inc., for
10 years. The purchase price was approximately $7,000,000. We used approximately
$2,200,000  of our  revolving  line of credit  with  Fleet  Bank and  obtained a mortgage of approximately  $4,800,000.  The purchase of this property represents our third  acquisition of an industrial  property since our fiscal year began on
October 1, 2002.

     On February 27,  2003,  we issued  1,257,233  shares of our common stock to
Palisade  Concentrated Equity  Partnership,  L.P. for $8,324,900.70 in a private
placement   transaction  exempt  from  the  registration   requirements  of  the
Securities Act pursuant to Rule 506  promulgated  under the  Securities  Act. We used the proceeds from that  transaction to repay  outstanding  indebtedness and for working capital purposes.

     On November 6, 2002, we purchased a 288,211 square foot  manufacturing  and warehouse  facility in Tolleson,  Arizona from Centex Industrial Buckeye I, LLC.
This  warehouse  facility is 100% net leased to Western  Container  Corporation, which manufactures plastic bottles for Coca-Cola soft drink products.  The lease is guaranteed by Coca-Cola  Enterprises.  The purchase  price was  approximately
$14,800,000.  We paid  approximately  $550,000 in cash,  borrowed  approximately
$2,200,000  against our security  portfolio  with  Prudential  Securities,  used approximately  $1,100,000  of our  revolving  line of credit with Fleet Bank and obtained a mortgage of approximately $10,950,000. This mortgage payable is at an interest rate of 5.8% and is due November 1, 2012.

     On November 21, 2002, we purchased a 90,020 square foot warehouse  facility in Ft.  Myers,  Florida from Jones  Development  Company,  LLC.  This  warehouse facility is 100% net leased to Fed Ex Ground Package System,  Inc., a subsidiary of Federal Express Corporation. The purchase price was approximately $4,400,000.
We  paid   approximately   $1,200,000   in  cash  and  obtained  a  mortgage  of
approximately $3,200,000.  This mortgage payable is at an interest rate of 6.33%
and  is  due  November  1,  2012.  This  purchase   resulted  in  an  additional
concentration of our properties  leased to Federal Express and its subsidiaries, and as a result our financial condition is further dependent on Federal Express.

                                  RISK FACTORS

     Set forth below are the risks that we believe are important to investors in our common  stock.  Before you decide to purchase our common  stock,  you should consider  carefully the risks  described  below,  together with the  information provided  in the  other  parts of this  prospectus  and any  related  prospectus supplement.  From time to time, we may make  forward-looking  statements (within the meaning of Section 27A of the Securities Act and Section 21F of the Exchange
Act) in  documents  filed under the  Securities  Act, the  Exchange  Act,  press releases or other public statements.  If we make forward-looking  statements, we assume no obligation to update forward-looking  statements.  Potential investors should not place undue  reliance on  forward-looking  statements as they involve numerous  risks and  uncertainties  that could  cause  actual  results to differ materially from the results stated or implied in the forward-looking statements.
In addition to specific  factors that may be disclosed  simultaneously  with any forward-looking  statement, some of the factors related to us and our businesses that could cause  actual  results to differ  materially  from a  forward-looking statement  are set forth  below,  and  elsewhere in this  prospectus  and in the documents we incorporate by reference.

                           Real Estate Industry Risks

     We face risks  associated with local real estate  conditions in areas where we own properties.  We may be affected adversely by general economic  conditions and local real estate  conditions.  For example,  an  oversupply  of  industrial properties in a local area or a decline in the  attractiveness of our properties to tenants would have a negative effect on us.

     Other  factors that may affect  general  economic  conditions or local real estate conditions include:

     •     population and demographic trends;

     •     zoning, use and other regulatory restrictions;

     •     income tax laws;

     •     changes  in  interest  rates  and   availability   and  costs  of
           financing;

     •     competition from other available real estate;

     •     our ability to provide adequate maintenance and insurance; and

     •     increased operating costs,  including insurance premiums and real estate taxes.

     We may  be  unable  to  compete  with  our  larger  competitors  and  other alternatives  available to tenants or potential  tenants of our properties.  The real estate business is highly competitive. We compete for properties with other real estate investors,  including other real estate investment  trusts,  limited partnerships,  syndications  and private  investors,  many of whom have  greater
financial  resources,   revenues,  and  geographical  diversity  than  we  have.
Furthermore,  we compete  for tenants  with other  property  owners.  All of our industrial  properties are subject to  significant  local  competition.  We also compete  with a wide variety of  institutions

and other  investors  for capital  funds  necessary  to support  our  investment activities and asset growth.

     We are subject to significant  regulation  that inhibits our activities and increases our costs. Local zoning and use laws, environmental statutes and other
governmental   requirements   may   restrict   expansion,   rehabilitation   and
reconstruction  activities.   These  regulations  may  prevent  us  from  taking
advantage of economic  opportunities.  Legislation  such as the  Americans  with
Disabilities Act may require us to modify our properties. Future legislation may impose  additional  requirements.  We cannot  predict what  requirements  may be enacted or what changes may be implemented to existing legislation.

                      Risks Associated with Our Properties

     We may be unable to renew leases or relet space as leases expire.  While we seek to invest in well-located, modern buildings leased to credit-worthy tenants on long term  leases,  a number of our  properties  are  subject  to short  term leases.  When a lease expires, a tenant may elect not to renew it. We may not be able to relet  the  property  on  similar  terms,  if we are  able to relet  the property  at all.  We have  established  an annual  budget  for  renovation  and reletting  expenses that we believe is  reasonable  in light of each  property's operating history and local market  characteristics.  This budget,  however, may not be sufficient to cover these expenses.

     We have been and may continue to be affected negatively by tenant financial difficulties  and leasing delays. A general decline in the economy may result in a decline in the demand for industrial space. As a result, our tenants may delay
lease  commencement,   fail  to  make  rental  payments  when  due,  or  declare
bankruptcy.  Any such event could  result in the  termination  of that  tenant's lease and losses to us. We receive a substantial  portion of our income as rents under long-term  leases. If tenants are unable to comply with the terms of their leases because of rising costs or falling sales, we, in our sole discretion, may deem it advisable  to modify lease terms to allow  tenants to pay a lower rental or a smaller share of operating costs, taxes and insurance.

     We may be unable to sell  properties when  appropriate  because real estate investments  are  illiquid.  Real estate  investments  generally  cannot be sold quickly  and,  therefore,  will tend to limit our  ability to vary our  property portfolio  promptly in response to changes in economic or other conditions.  The inability  to respond  promptly to changes in the  performance  of our  property portfolio  could adversely  affect our financial  condition and ability to serve debt and make distributions to our stockholders.

     Environmental liabilities could affect our profitability.  We face possible environmental  liabilities.  Current and former real estate owners and operators may be required by law to investigate and clean up hazardous substances released at the properties they own or operate. They may also be liable to the government or to third parties for property damage,  investigation costs and cleanup costs.
Contamination  may affect  adversely  the owner's  ability to sell or lease real estate or to borrow using the real estate as collateral.

     We have no way of  determining  at this time the magnitude of any potential liability  to which  we may be  subject  arising  out of  unknown  environmental conditions or violations with

respect to the properties we own or formerly owned. Environmental laws today can impose  liability  on a previous  owner or operator of a property  that owned or operated the property at a time when hazardous or toxic substances were disposed on, or released  from,  the property.  A conveyance of the property,  therefore, does not relieve the owner or operator from liability.

     We  are  not  aware  of  any  environmental  liabilities  relating  to  our investment  properties  which  would  have  a  material  adverse  effect  on our business,  assets, or results of operations.  However, we cannot assure you that environmental liabilities will not arise in the future.

     If our insurance  coverage is  inadequate  or we cannot  obtain  acceptable insurance coverage,  our operations could be materially  adversely affected.  We generally  maintain  insurance  policies  related  to  our  business,  including casualty,  general liability and other policies  covering  business  operations, employees  and  assets.  We may be  required  to bear  all  losses  that are not adequately  covered by  insurance.  Although our  management  believes  that our insurance  programs are  adequate,  no  assurance  can be given that we will not incur  losses in excess of our  insurance  coverage,  of that we will be able to obtain insurance in the future at acceptable levels and reasonable cost.

                                 Financing Risks

     We face risks  generally  associated with our debt. We finance a portion of our investments through debt. This debt creates risks, including:

     •     rising interest rates on our floating rate debt;

     •     failure to repay or refinance existing debt as it matures,  which may  result in forced  disposition  of assets on  disadvantageous terms;

     •     refinancing terms less favorable than the terms of existing debt;
           and

     •     failure to meet required payments of principal and/or interest;

     We face  risks  associated  with  the  use of  debt  to fund  acquisitions, including refinancing risk. We are subject to the risks normally associated with debt  financing,  including the risk that our cash flow will be  insufficient to meet required  payments of principal and interest.  We anticipate that a portion of the principal of our debt will not be repaid prior to maturity. Therefore, we will likely need to refinance at least a portion of our  outstanding  debt as it matures.  There is a risk that we may not be able to refinance  existing debt or that the terms of any  refinancing  will not be as favorable as the terms of the existing  debt.  If  principal  payments due at maturity  cannot be  refinanced, extended or repaid with proceeds from other sources,  such as new equity capital or sales of  properties,  our cash  flow  will not be  sufficient  to repay  all maturing  debt in years  when  significant  "balloon"  payments  come due.  As a result, we may be forced to dispose of properties on disadvantageous terms.

     We may amend our  business  policies  without your  approval.  Our board of
directors  determines  our  growth,   investment,   financing,   capitalization,
borrowing,  REIT status,  operations and  distributions  policies.  Although our board of  directors  has no present  intention  to amend or reverse any of these policies,  they may be  amended  or  revised  without  notice  to  stockholders.

Accordingly,  stockholders may not have control over changes in our policies. We cannot assure you that changes in our policies will serve fully the interests of all stockholders.

                                   Other Risks

     The  market  value  of  our  common  stock  could  decrease  based  on  our performance and market perception and conditions. The market value of our common stock  may be  based  primarily  upon  the  market's  perception  of our  growth potential and current and future cash  dividends,  and may be secondarily  based upon the real estate market value of our underlying  assets. The market price of our common stock is influenced  by the dividend on our common stock  relative to market  interest rates.  Rising interest rates may lead potential  buyers of our common stock to expect a higher dividend rate,  which would adversely affect the market price of our common  stock.  In  addition,  rising  interest  rates would result in  increased  expense,  thereby  adversely  affecting  cash flow and our ability to service our indebtedness and pay dividends.

     There are restrictions on the transfer of our common stock. To maintain our qualification as a REIT under the Internal Revenue Code of 1986 (the "Code"), no more than 50% in value of our outstanding  capital stock may be owned,  actually or by attribution,  by five or fewer individuals, as defined in the Code to also include certain entities,  during the last half of a taxable year.  Accordingly, our  charter  and bylaws  contain  provisions  restricting  the  transfer of our capital stock. See "Description of Common Stock - REIT Related Restrictions."

     Our earnings are dependent, in part, upon the performance of our investment portfolio.  As permitted by the Code,  we invest in and own  securities of other real estate investment trusts. To the extent that the value of those investments declines or those  investments  do not provide a return,  our earnings  could be adversely affected.

     We are  subject to  restrictions  that may  impede our  ability to effect a change in control.  Certain provisions  contained in our charter and bylaws, and certain  provisions of Maryland law may have the effect of  discouraging a third party from making an acquisition proposal for us and thereby inhibit a change in control.

     We may fail to qualify as a REIT.  If we fail to qualify as a REIT, we will not be allowed to deduct  distributions to stockholders in computing our taxable income and will be  subject to Federal  income  tax,  including  any  applicable alternative  minimum tax, at regular  corporate rates. In addition,  we might be
barred   from   qualification   as  a  REIT   for  the  four   years   following
disqualification.  The additional tax incurred at regular  corporate rates would reduce  significantly  the cash flow available for  distribution to stockholders and for debt service.

     Furthermore,  we would no longer be required to make any  distributions  to our  stockholders as a condition to REIT  qualification.  Any  distributions  to stockholders  that  otherwise  would have been  subject  to tax as capital  gain dividends  would be taxable as ordinary  income to the extent of our current and accumulated  earnings  and  profits.  Corporate  distributees,  however,  may be eligible for the dividends received  deduction on the distributions,  subject to limitations under the Code.

     To qualify as a REIT,  and to continue to qualify as a REIT, we must comply with certain highly technical and complex requirements.  We cannot be certain we have complied,

and will always be able to comply, with these requirements.  In addition,  facts and  circumstances  that may be beyond our  control  may  affect our  ability to continue  to  qualify  as a REIT.  We cannot  assure  you that new  legislation, regulations,  administrative  interpretations or court decisions will not change the tax laws  significantly  with respect to our qualification as a REIT or with respect to the federal income tax consequences of qualification. We believe that we have  qualified  as a REIT  since our  inception  and intend to  continue  to qualify as a REIT.  However,  we cannot assure you that we are qualified or will remain qualified.

     We may be unable to comply with the strict income distribution requirements applicable  to REITs.  To obtain the favorable  tax  treatment  associated  with qualifying  as a REIT,  among other  requirements,  we are required each year to distribute to our stockholders at least 90% of our REIT taxable income.  We will be subject to corporate income tax on any undistributed  REIT taxable income. In addition, we will incur a 4% nondeductible excise tax on the amount by which our distributions  in any  calendar  year  are  less  than the sum of (i) 85% of our ordinary  income for the year,  (ii) 95% of our capital  gain net income for the year, and (iii) any  undistributed  taxable income from prior years. We could be required  to  borrow  funds  on a  short-term  basis  to meet  the  distribution requirements  that are  necessary  to achieve the tax benefits  associated  with qualifying as a REIT (and to avoid corporate  income tax and the 4% excise tax), even if conditions were not favorable for borrowing.

     Notwithstanding  our status as a REIT,  we are subject to various  federal, state and local taxes on our income and property.  For example, we will be taxed at  regular  corporate  rates on any  undistributed  taxable  income,  including undistributed net capital gains,  provided,  however,  that properly  designated undistributed  capital gains will effectively  avoid taxation at the stockholder level.  We may be subject to other federal income taxes as more fully  described in "Material United States Federal Income Tax  Consequences-Taxation  of Us as a
REIT." We may also have to pay some state income or franchise  taxes because not all states treat REITs in the same manner as they are treated for federal income tax purposes.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     We have made  forward-looking  statements  with  respect  to our  financial condition,  results of  operations  and business.  Words such as  "anticipates,"
"expects,"  "intends,"  "plans,"  "believes,"  "seeks,"  "estimates" and similar expressions  as they  relate to us or our  management  are  intended to identify forward-looking statements.  These forward-looking statements are not guarantees of future  performance  and are  subject to risks and  uncertainties,  including those  described  under  "Risk  Factors"  in this  prospectus  and  those in the documents we  incorporate by reference that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

     In  evaluating  the  securities  offered  by this  prospectus,  you  should carefully  consider the  discussion  of risks and  uncertainties  in the section entitled "Risk Factors" beginning on page 5 of this prospectus.

                                 USE OF PROCEEDS

     Unless  otherwise  described in the applicable  prospectus  supplement,  we intend to use the net proceeds of any sale of common  stock for working  capital and general corporate purposes,  including,  without limitation, the development and acquisition of additional properties.

                                       10

                           DESCRIPTION OF COMMON STOCK

     The following description is only a summary of certain terms and provisions of our common  stock.  You should refer to our charter and bylaws for a complete description.

     General.  Our  authorized  capital  stock  consists of  25,000,000  shares, initially  classified as 20,000,000  shares of common stock, par value $0.01 per share,  and  5,000,000  shares of excess stock,  par value $0.01 per share.  The excess  stock is  designed  to protect  our status as a REIT under the  Internal
Revenue Code. See "- REIT Related Restrictions."

     Under Maryland General Corporation Law ("MGCL") and our charter,  our board of directors has the power,  without action by the stockholders,  to increase or decrease  the  aggregate  number of  shares of stock or the  number of shares of stock of any  class  that we have the  authority  to issue.  Also,  our board of directors has the power, without any action by the stockholders,  to classify or reclassify any unissued capital stock including  classification  into a class or classes of preferred stock,  preference stock,  special stock or other stock and to divide or classify shares into one or more series of such class approval. Our board of directors  may exercise its power to increase the number of  authorized shares or to  reclassify  any  unissued  shares in  connection  with a merger or acquisition,  a future  underwritten  public offering or private  placement or a potential  hostile  takeover.  As a holder of our common stock, you will have no preferences  or sinking fund or  preemptive  rights to subscribe  for any of our securities.

     As of April 30,  2003,  14,533,511  shares of common  stock were issued and outstanding  and no shares of  excess  stock  were  issued or  outstanding.  Our outstanding  shares of common  stock are  currently  listed on the Nasdaq  Stock
Market under the symbol  "MNRTA".  We intend to apply the Nasdaq Stock Market to list any  additional  shares of common stock offered  pursuant to any prospectus supplement, and we anticipate that such shares will be so listed.

     Voting  Rights.  As a holder  of common  stock,  you will have one vote per share on all matters submitted to a vote of stockholders, including the election of directors.  There is no cumulative voting in the election of directors, which means that the holders of a plurality of the outstanding  shares of common stock can elect all of the directors then standing for election and the holders of the remaining  shares  of  common  stock,  if any,  will  not be able to  elect  any directors. Holder of excess stock will not have any voting rights.

     Classified Board of Directors. Our charter provides that the members of our board of directors are divided, as evenly as possible,  into three classes, with approximately  one-third of the directors elected by the stockholders  annually.
Each director is to serve for a three year term or until his or her successor is duly elected and has qualified.  Consequently, members of our board of directors will serve staggered three-year terms.

     Distributions.  Subject to any preferential  rights granted to any class of capital stock, as a holder of our common stock,  you will be entitled to receive dividends or other  distributions  as may be authorized from time to time by our board of  directors  and  declared  by us out of  funds  legally  available  for dividends or other  distributions  to  stockholders.  We  currently  pay regular quarterly  distributions  on our common stock. In the event of our  liquidation, after  payment of any  preferential  amounts to any class of capital stock which may be outstanding  and after

                                       11

payment of, or adequate  provision for, all of our known debts and  liabilities, holders of common stock and,  subject to the  provisions of our charter,  excess stock  will be  entitled  to share  ratably in all  assets  that we may  legally distribute to our stockholders.

     REIT Related Restrictions.  To qualify as a REIT under the Internal Revenue
Code of 1986,  we must satisfy a number of statutory  requirements,  including a requirement  that no more than 50% in value of our  outstanding  shares of stock may be owned,  actually  or  constructively,  by five or fewer  individuals  (as defined  by the Code to  include  certain  entities)  during  the last half of a taxable year (other than the first taxable year of REIT status). In addition, if we,  or an  actual  or  constructive  owner  of 10% or more of us,  actually  or constructively  owns  10% or  more  of a  tenant  of ours  (or a  tenant  of any partnership in which we are a partner),  the rent we receive (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. Our capital stock must also be  beneficially  owned by 100 or more  persons  during  at least  335 days of a taxable  year of  twelve  months  or  during a  proportionate  part of a shorter taxable year.

     Because we intend to qualify as a REIT under the Code, our charter contains limitations  designed to protect our status as a REIT.  Under our  charter,  any person  who  acquires  or  attempts  to acquire  shares of our  common  stock in violation  of the  ownership  limitations  and transfer  restrictions  must give written  notice to us. In  addition,  every  stockholder  of more than 5% of the number or value of our  outstanding  common stock must give written notice to us of the number of shares of common stock  beneficially or  constructively  owned.
Under our charter, if a transfer of our capital stock or a change in our capital structure  would  result in (i) any  person  directly  or  indirectly  acquiring beneficial  ownership  of  more  than  9.8%  of  our  capital  stock;  (ii)  our outstanding  capital stock being  constructively or beneficially  owned by fewer than 100 persons; or (iii) us being "closely held" within the meaning of Section
856 of the Code or us  otherwise  failing  to  qualify as a REIT under the Code, then:  (a) our board of  directors  may take any  action it deems  advisable  to refuse to give  effect  to,  or to  prevent,  such  transfer;  (b) any  proposed transfer  will be void ab initio and will not be  recognized  by us; (c) we will have the right to redeem the shares  proposed to be transferred at a price equal to the lesser of the price per share paid in the  transaction  which created the violation  and the last  reported  sales price on the Nasdaq Stock Market on the trading date immediately prior to the date we give notice of redemption; and (d)
the shares proposed to be transferred will be  automatically  converted into and exchanged  for  shares of a separate  class of stock,  excess  stock,  having no voting rights. Holder of excess stock do have certain rights in the event of any liquidation,  dissolution or winding-up of the corporation.  Our charter further proves that the excess stock will be held by a trustee  appointed by us in trust
(i) for the person or persons  to whom the  shares are  ultimately  transferred, until such time as the shares are re-transferred to a person or persons in whose
hands  the  shares  would  not  be  excess   stock  and  certain   price-related
restrictions are satisfied, and (ii) with respect to dividend rights (and rights to funds in excess of the  amounts  paid to the  holder),  for the  benefit of a charitable  beneficiary appointed by us. Our board of directors may, in its sole and absolute discretion,  exempt certain persons from the ownership  limitations contained  in our charter if ownership of shares of common stock by such persons would not disqualify us as a REIT under the Code.

     Certain  Anti-Takeover   Effects.  Our  charter  and  bylaws  also  contain
provisions that may be deemed to have anti-takeover  effects.  For example,  our charter (i) does not allow for

                                       12

cumulative  voting by  stockholders;  (ii)  provides for a  classified  board of directors,  and (iii) contains  limitations on the amount of our securities that any person can own. In addition, our bylaws contain provisions that (i) give our board of  directors  the  exclusive  power to fill  vacancies  on the  board and provide that any director so appointed will serve for the remaining term of that directorship;  (ii) give our board the exclusive  power to determine the numbers of directors;  (iii) require advance notice of any  stockholder  nominations for director  and  proposals  of business by  stockholders  to be  conducted  at the meeting;  (iv) limit stockholders'  ability to call a special meeting;  (v) give our board of directors  the  exclusive  power to amend our bylaws;  (vi) require approval  of  two-thirds  of the shares to remove  directors  for  cause;  (vii)
require our board of directors to have at least three  independent  directors as defined  by  Section  3-802  of the MGCL  which  allows  us to opt into  certain
statutory  anti-takeover  provisions;   and  (viii)  specifically  opt-into  the
business  combination  provisions  of the MGCL  (with  the  exception  that such provisions  do not apply to  transactions  with  United  Mobile  Homes,  Inc. or
Monmouth Capital  Corporation,  which are affiliates of us).  Additionally,  our charter provides that our board of directors may authorize  additional shares of capital  stock and may  classify or  reclassify  only  unissued  capital  stock, including  classification  into shares of preference stock,  without stockholder action.  Such  stock  could  be  issued  in such a way as to have  anti-takeover effects.

                                       13

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

                               Introductory Notes

     The  following  is  a  description  of  the  material  Federal  income  tax considerations  to a  holder  of our  common  stock.  An  applicable  prospectus
supplement  will  contain   information  about  additional  Federal  income  tax
considerations,  if any,  relating to particular  offerings of our common stock.
The following  discussion is not  exhaustive of all possible tax  considerations and does not provide a detailed  discussion  of any state,  local or foreign tax considerations,  nor  does it  discuss  all of the  aspects  of  Federal  income taxation  that may be relevant to a prospective  stockholder  in light of his or her particular  circumstances or to stockholders (including insurance companies,
tax-exempt   entities,   financial   institutions  or  broker-dealers,   foreign
corporations,  and  persons  who are not  citizens  or  residents  of the United
States) who are subject to special treatment under the Federal income tax laws.

     Blackwell  Sanders  Peper  Martin LLP has provided an opinion to the effect that this discussion,  to the extent that it contains descriptions of applicable
Federal  income  tax  law,  is  correct  in all  material  respects  and  fairly summarizes the Federal income tax laws referred to herein. This opinion is filed as an exhibit to the registration  statement of which this prospectus is a part.
This opinion,  however,  does not purport to address the actual tax consequences of the purchase, ownership and disposition of our common stock to any particular holder. The opinion,  and the information in this section, is based on the Code, current, temporary and proposed Treasury regulations, the legislative history of the Code, current  administrative  interpretations and practices of the Internal
Revenue Service, and court decisions.  The reference to Internal Revenue Service interpretations  and practices  includes  Internal Revenue Service practices and policies  as endorsed in private  letter  rulings,  which are not binding on the
Internal  Revenue  Service except with respect to the taxpayer that receives the ruling. In each case, these sources are relied upon as they exist on the date of this prospectus. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change current law, or adversely  affect existing  interpretations  of existing law, on which the opinion and the  information in this section are based.  Any change of this kind could apply  retroactively  to transactions  preceding the date of the change.  Moreover,  opinions of counsel merely represent counsel's best judgment with  respect to the  probable  outcome on the merits and are not binding on the
Internal Revenue Service or the courts. Accordingly,  even if there is no change in  applicable  law, no  assurance  can be provided  that such  opinion,  or the statements  made in the  following  discussion,  will not be  challenged  by the
Internal Revenue Service or will be sustained by a court if so challenged.

     Each prospective  purchaser is advised to consult the applicable prospectus supplement,  as well as his or her own tax advisor,  regarding  the specific tax consequences to him or her of the acquisition,  ownership and sale of securities of an entity electing to be taxed as a real estate investment  trust,  including the  federal,  state,  local,  foreign,  and  other  tax  consequences  of  such
acquisition,   ownership,  sale,  and  election  and  of  potential  changes  in applicable tax laws.

                                       14

                            Taxation of Us as a REIT

     General.  We have elected to be taxed as a REIT under  Sections 856 through
859 of the Code,  commencing  with our taxable  year which ended  September  30,
1968. Our  qualification and taxation as a REIT depends upon our ability to meet on a continuing  basis,  through actual annual operating  results,  distribution levels and diversity of stock  ownership,  the various  qualification  tests and organizational  requirements  imposed  under the Code,  as discussed  below.  We believe that we are  organized  and have operated in such a manner as to qualify under the Code for  taxation  as a REIT  since our  inception,  and we intend to continue to operate in such a manner. No assurances,  however, can be given that we will operate in a manner so as to qualify or remain  qualified as a REIT. See
"Failure to Qualify" below.

     The  following is a general  summary of the material Code  provisions  that govern the Federal  income tax treatment of a REIT and its  stockholders.  These provisions  of the Code are  highly  technical  and  complex.  This  summary  is qualified in its entirety by the applicable  Code  provisions,  the  regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof.

     Blackwell  Sanders  Peper  Martin LLP has  provided to us an opinion to the effect that we have been  organized  and have  operated in  conformity  with the requirements for qualification and taxation as a REIT, effective for each of our taxable  years ended  September  30, 2000 through  September  30, 2002,  and our current and  proposed  organization  and method of  operation  will enable us to continue to meet the requirements for  qualification  and taxation as a REIT for taxable  year 2003 and  thereafter.  This  opinion is filed as an exhibit to the registration statement of which this prospectus is a part. It must be emphasized that this opinion is conditioned  upon certain  assumptions and  representations made by us to Blackwell  Sanders Peper Martin LLP as to factual matters relating to our organization and operation.  In addition,  this opinion is based upon our factual  representations  concerning our business and properties as described in the reports filed by us under the federal securities laws.

     Qualification  and taxation as a REIT depends upon our ability to meet on a
continuing  basis,   through  actual  annual  operating  results,   the  various
requirements  under the Code described in this  prospectus with regard to, among other things,  the sources of our gross income,  the  composition of our assets, our distribution levels, and our diversity of stock ownership. Blackwell Sanders
Peper  Martin  LLP will not review our  operating  results on an ongoing  basis.
While we  intend to  operate  so that we  qualify  as a REIT,  given the  highly complex nature of the rules governing REITs,  the ongoing  importance of factual determinations,  and the possibility of future changes in our circumstances,  no assurance  can be given that we satisfy all of the tests for REIT  qualification or will continue to do so.

     If we qualify for taxation as a REIT,  we generally  will not be subject to
Federal  corporate  income taxes on net income that we currently  distribute  to stockholders.  This treatment substantially eliminates the "double taxation" (at the corporate and stockholder  levels) that generally results from investment in a corporation.

     Notwithstanding  our REIT election,  however, we will be subject to Federal income tax in the following  circumstances.  First,  we will be taxed at regular corporate rates on any

                                       15

undistributed  taxable  income,   including  undistributed  net  capital  gains,
provided,  however,  that properly designated  undistributed  capital gains will effectively  avoid  taxation at the  shareholder  level.  Second,  under certain circumstances,  we may be subject to the "alternative  minimum tax" on any items of tax preference and alternative minimum tax adjustments. Third, if we have (i)
net income from the sale or other  disposition of "foreclosure  property" (which is, in general,  property  acquired by  foreclosure or otherwise on default of a loan secured by the  property)  that is held  primarily for sale to customers in the  ordinary  course  of  business  or (ii)  other  nonqualifying  income  from foreclosure property, we will be subject to tax at the highest corporate rate on such income.  Fourth, if we have net income from prohibited  transactions (which are, in general,  certain sales or other  dispositions  of property  (other than foreclosure  property)  held  primarily  for sale to  customers  in the ordinary course of  business),  such income  will be subject to a 100% tax on  prohibited transactions.  Fifth,  if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless  maintained our qualification as a REIT because certain other requirements have been met, we will be  subject  to a 100% tax equal to the gross  income  attributable  to the greater of either (i) the amount by which 75% of our gross  income  exceeds  the amount  qualifying under the 75% test for the taxable year or (ii) the amount by which 90% of our gross income exceeds the amount of our income  qualifying under the 95% test for the  taxable  year,  multiplied  in either  case by a  fraction intended to reflect our  profitability.  Sixth,  if we should fail to distribute during  each  calendar  year at least  the sum of (i) 85% of our  REIT  ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year
(for this purpose such term includes  capital gains which we elect to retain but which we report as distributed  to our  stockholders.  See "Annual  Distribution
Requirements"  below);  and (iii) any  undistributed  taxable  income from prior years,  we would be subject  to a 4% excise  tax on the excess of such  required distribution over the amounts actually  distributed.  Seventh, if we acquire any asset  from a C  corporation  (i.e.,  a  corporation  generally  subject to full corporate  level  tax) in a  transaction  in which the basis of the asset in our hands is  determined  by  reference  to the  basis of the  asset  (or any  other property)  in the  hands  of the C  corporation,  and we  recognize  gain on the disposition  of such asset  during the 10-year  period  beginning on the date on which such asset was  acquired  by us,  then,  to the extent of such  property's built-in  gain (the excess of the fair market value of such property at the time of  acquisition  by us over the adjusted  basis of such  property at such time), such  gain  will  be  subject  to tax  at the  highest  regular  corporate  rate applicable  assuming  that we made or would make an election  pursuant to Notice
88-19 or Treasury Regulations that were promulgated in 2000. Eighth, we would be subject to a 100%  penalty  tax on  amounts  received  (or on  certain  expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and a taxable REIT  subsidiary  were not  comparable to similar  arrangements  among unrelated parties.

                         Requirements for Qualification

     The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors;  (ii) the beneficial  ownership of which is evidenced by  transferable  shares or by  transferable  certificates of beneficial interest;  (iii) which would be taxable as a domestic corporation but for Code Sections 856 through 859; (iv) which is neither a financial institution nor an insurance  company  subject to certain  provisions  of the Code;  (v) the beneficial ownership of which is held by 100 or more persons;  (vi) of which not more than 50% in value of the  outstanding  capital stock is owned,  directly or indirectly,  by five or fewer  individuals  (as  defined  in the Code to include certain  entities)  during the last half of each  taxable

                                       16

year after applying certain  attribution  rules; (vii) that makes an election to be treated as a REIT for the current  taxable year or has made an election for a previous  taxable year which has not been revoked and (viii) which meets certain other tests, described below, regarding the nature of its income and assets. The
Code provides that  conditions (i) through (iv),  inclusive,  must be met during the entire  taxable year and that  condition (v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months.  Condition (vi) must be met during the last half of each taxable year. For purposes of determining  stock  ownership under condition
(vi),  a  supplemental   unemployment  compensation  benefits  plan,  a  private
foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified  trust under Code Section  401(a)  generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their  actuarial  interests in the trust for purposes of condition  (vi).  Conditions  (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. We have issued sufficient  common stock with  sufficient  diversity of ownership to allow us to
satisfy   requirements   (v)  and  (vi).  In  addition,   our  Charter  contains
restrictions  regarding  the  transfer  of  our  stock  intended  to  assist  in continuing to satisfy the stock ownership requirements described in (v) and (vi)
above.  See "common  stock - REIT  Related  Restrictions."  These  restrictions, however,  may not ensure that we will be able to satisfy  these stock  ownership requirements.  If we fail to satisfy these stock ownership requirements, we will fail to qualify as a REIT.

     In addition, if a corporation elected to be a REIT subsequent to October 4,
1976,  it must have as its taxable  year,  the calendar  year.  We elected to be classified  as a REIT prior to that date.  Consequently,  our taxable  year ends
September 30.

     To qualify as a REIT,  we cannot  have at the end of any  taxable  year any undistributed  earnings and profits that are  attributable to a non-REIT taxable year. We believe that we have complied with this requirement.

     For our  tax  years  beginning  prior  to  January  1,  1998,  pursuant  to applicable  Treasury  Regulations,  to be taxed as a REIT,  we were  required to maintain certain records and request on an annual basis certain information from our  stockholders  designed to disclose the actual  ownership of our outstanding shares.  We have complied with such  requirements.  For our tax years  beginning
January 1, 1998 and after,  these records and informational  requirements are no longer a condition to REIT  qualification.  Instead,  a monetary penalty will be imposed for failure to comply with these  requirements.  If we comply with these regulatory rules, and we do not know, or exercising  reasonable  diligence would not have known,  whether we failed to meet  requirement  (vi) above,  we will be treated as having met the requirement.

                           Qualified REIT Subsidiaries

     If  a  REIT  owns  a  corporate   subsidiary  that  is  a  "qualified  REIT
subsidiary,"  the separate  existence of that subsidiary will be disregarded for federal  income tax  purposes.  Generally,  a  qualified  REIT  subsidiary  is a corporation,  other than a taxable REIT subsidiary,  all of the capital stock of which is  owned by the  REIT.  All  assets,  liabilities  and  items of  income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities  and items of income,  deduction  and credit of the REIT  itself.  A qualified  REIT  subsidiary  of ours

                                       17

will not be subject to federal  corporate  income  taxation,  although it may be subject to state and local taxation in some states.

                            Taxable REIT Subsidiaries

     A "taxable REIT  subsidiary" is an entity taxable as a corporation in which we own stock and that elects with us to be treated as a taxable REIT  subsidiary under  Section  856(l) of the Code.  In  addition,  if one of our  taxable  REIT subsidiaries owns, directly or indirectly, securities representing more than 35%
of the vote or value of a subsidiary  corporation,  that subsidiary will also be treated as a taxable  REIT  subsidiary  of ours. A taxable  REIT  subsidiary  is subject to federal income tax, and state and local income tax where  applicable, as a regular "C" corporation.

     Generally,  a taxable  REIT  subsidiary  can perform  impermissible  tenant services  without  causing us to receive  impermissible  tenant  services income
under  the  REIT  income  tests.  However,   several  provisions  regarding  the
arrangements  between a REIT and its  taxable  REIT  subsidiaries  ensure that a taxable  REIT  subsidiary  will be  subject to an  appropriate  level of federal income  taxation.  For  example,  a taxable  REIT  subsidiary  is limited in its ability  to  deduct  interest  payments  made  to us.  In  addition,  we will be obligated  to pay a 100%  penalty  tax on some  payments  that we  receive or on certain  expenses  deducted  by the  taxable  REIT  subsidiary  if the  economic arrangements  among us, our  tenants  and the taxable  REIT  subsidiary  are not comparable to similar  arrangements among unrelated parties. We currently do not have any taxable REIT subsidiaries.

                                  Income Tests

     In order  for us to  maintain  qualification  as a REIT,  certain  separate percentage  tests  relating to the source of our gross  income must be satisfied annually.  First, at least 75% of our gross income  (excluding gross income from prohibited  transactions)  for  each  taxable  year  generally  must be  derived directly or indirectly from  investments  relating to real property or mortgages on real property  (including  "rents from real property,"  gain, and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least  95% of our  gross  income  (excluding  gross  income  from  prohibited transactions)  for each  taxable  year must be derived  from such real  property investments  described  above,  dividends,  interest  and gain  from the sale or disposition of stock or securities,  some payments under hedging instruments, or from any combination of the foregoing.

     Rents  received  by us will  qualify  as  "rents  from  real  property"  in satisfying  the above gross  income  tests only if several  conditions  are met.
First, the amount of rent must not be based in whole or in part on the income or profits of any person.  However,  amounts received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

     Second,  rents  received from a tenant will not qualify as "rents from real property"  if we, or a direct  or  indirect  owner of 10% or more of our  stock, actually or  constructively  owns 10% or more of such  tenant (a "Related  Party
Tenant"). We may, however, lease our properties to a taxable REIT subsidiary and rents received from that subsidiary  will not be disqualified  from

                                       18

being  "rents from real  property"  by reason of our  ownership  interest in the subsidiary  if at least 90% of the  property in question is leased to  unrelated tenants  and the rent  paid by the  taxable  REIT  subsidiary  is  substantially comparable to the rent paid by the unrelated tenants for comparable space.

     Third,  if  rent  attributable  to  personal  property  that is  leased  in connection  with a lease of real  property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real  property." This 15% test is based on relative fair market value of the real and personal property.

     Generally,  for rents to  qualify  as "rents  from real  property"  for the purposes of the gross income tests, we are only allowed to provide services that are both "usually or customarily rendered" in connection with the rental of real property  and  not  otherwise  considered  "rendered  to the  occupant."  Income received from any other service will be treated as "impermissible tenant service income" unless the service is provided  through an independent  contractor  that bears the expenses of providing  the services and from whom we derive no revenue or through a taxable  REIT  subsidiary,  subject to specified  limitations.  The amount of  impermissible  tenant  service  income we receive is deemed to be the greater  of the amount  actually  received  by us or 150% of our direct  cost of providing the service. If the impermissible  tenant service income exceeds 1% of our total income from a property, then all of the income from that property will
fail  to  qualify  as  rents  from  real  property.   If  the  total  amount  of
impermissible  tenant  service  income from a property does not exceed 1% of our total  income  from that  property,  the income  will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible  tenant  service income itself will not qualify as rents from real property.

     If we fail to satisfy one or both of the 75% or 95% gross  income tests for any taxable year, we may nevertheless  qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally  will be  available  if our  failure  to meet  such  tests  was due to reasonable cause and not due to willful neglect,  if we attach a schedule of the sources of our income to our federal  income tax return for such  years,  and if any incorrect  information  on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions.  As discussed above in  "General,"  even if these relief  provisions  were to apply,  a tax would be imposed with respect to the excess net income.

                                   Asset Tests

     At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

     1.   At least 75% of the value of our total assets must be  represented  by
          "real estate assets," cash, cash items and government securities.  Our real estate assets include,  for this purpose,  our allocable share of real  estate  assets  held  by the  partnerships  in  which  we own an interest, and the non-corporate subsidiaries of these partnerships, as well as  stock  or debt  instruments  held  for  less  than  one  year purchased  with the  proceeds  of an  offering  of shares or long term debt.

                                       19

     2.   Not more  than  20% of our  total  assets  may be  represented  by the securities of one or more taxable REIT subsidiaries.

     3.   Except for certain investments in REITs,  qualified REIT subsidiaries,
          and  taxable  REIT  subsidiaries,   the  value  of  any  one  issuer's
          securities  owned by us may not  exceed  5% of the  value of our total assets.

     4.   Except for certain  investments in REITs,  qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of any one issuer's outstanding voting securities.

     5.   Except for certain  investments in REITs,  qualified REIT subsidiaries and  taxable  REIT  subsidiaries,  we may not own more than 10% of the total value of the  outstanding  securities  of any one issuer,  other than  securities  that qualify as  "straight  debt" under the Internal
          Revenue Code.

     6.   Not more  than  20% of our  total  assets  may be  represented  by the securities of one or more taxable REIT subsidiaries.

     For  purposes  of  these  asset  tests,   any  shares  of  qualified   REIT
subsidiaries  are not taken into account,  and any assets owned by the qualified
REIT subsidiary are treated as owned directly by the REIT.

     Securities,  for  purposes of the assets  tests,  may include debt we hold.
However,  debt we hold in an issuer will not be taken into  account for purposes of the 10% value  test if the debt  securities  meet the  "straight  debt"  safe harbor and either (1) the issuer is an  individual,  (2) the only  securities of the issuer that we hold are straight debt or (3) if the issuer is a partnership, we hold at least a 20 percent  profits  interest in the  partnership.  Debt will meet the  "straight  debt"  safe  harbor if the debt is a written  unconditional promise to pay on demand or on a specified date a sum certain in money (1) which is not convertible, directly or indirectly, into stock and (2) the interest rate
(or the interest  payment dates) of which is not contingent on the profits,  the borrower's discretion or similar factors.

     With respect to each issuer in which we currently own an interest that does not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary, we  believe  that our pro rata share of the value of the  securities,  including unsecured  debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply  with the 10%  voting  securities  limitation  and 10%
value  limitation  (taking  into account the  "straight  debt"  exceptions  with respect to certain  issuers).  With respect to our compliance with each of these asset tests,  however, we cannot provide any assurance that the Internal Revenue
Service might not disagree with our determinations.

     After initially meeting the asset tests after the close of any quarter,  we will not lose our  status  as a REIT if we fail to  satisfy  the 25%,  20% or 5%
asset tests or the 10% value  limitation at the end of a later quarter solely by reason of  changes  in the  relative  values of our  assets.  If the  failure to satisfy the 25%, 20%, or 5% asset tests or the 10% value limitation results from an increase in the value of our assets after the  acquisition  of  securities or other  property  during a quarter,  the failure can be cured by a disposition of sufficient non-qualifying assets within 30

                                       20

days after the close of that quarter.  We have maintained and intend to continue to  maintain  adequate  records of the value of our assets to ensure  compliance with the asset tests and to take any available  actions within 30 days after the close of any quarter as may be required to cure any noncompliance  with the 25%,
20%, or 5% asset tests or the 10% value limitation.  We cannot ensure that these steps always will be  successful.  If we were to fail to cure the  noncompliance with the asset tests  within  this 30 day period,  we could fail to qualify as a
REIT.

                        Annual Distribution Requirements

     We, in order to qualify as a REIT,  are  required to  distribute  dividends
(other than capital gain  dividends) to our  stockholders  in an amount at least equal to (i) the sum of (a) 90% of our "REIT taxable income"  (computed  without regard to the dividends  paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from  foreclosure  property,  minus (ii) the sum of certain items of noncash  income.  Such  distributions  generally must be paid in the  taxable  year to which they  relate.  Dividends  may be paid in the following  year in two  circumstances.  First,  dividends may be declared in the following  year if the  dividends  are  declared  before we timely  file our tax return  for the year and paid  within  12  months of the end of the tax year but before the first regular dividend payment made after such  declaration.  Second, if we declare a dividend  in  October,  November  or December of any year with a record date in one of these months and pay the dividend on or before  January 31 of the  following  year,  we will be  treated  as having  paid the  dividend  on
December 31 of the year in which the dividend was  declared.  To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates.  Furthermore,  if we should fail to  distribute  during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii)
95% of our REIT capital gain income for such year;  and (iii) any  undistributed taxable income from prior periods,  we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     We may  elect to  retain  and pay tax on net  long-term  capital  gains and
require  our  stockholders  to  include  their   proportionate   share  of  such
undistributed  net  capital  gains in their  income.  If we make such  election, stockholders  would  receive a tax  credit  attributable  to their  share of the capital  gains tax paid by us,  and would  receive an  increase  in the basis of their  shares  in us in an  amount  equal  to  the  stockholder's  share  of the undistributed  net  long-term  capital gain reduced by the amount of the credit.
Further,  any undistributed net long-term capital gains that are included in the income of our stockholders  pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.

     We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements.  It is possible,  however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution  requirements due to timing differences  between the actual receipt of income and actual  payment of  deductible  expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable  income,  or if the amount of nondeductible  expenses such as principal  amortization or capital expenditures  exceeds the amount of noncash  deductions.  In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short-term,  or possibly long-term,  borrowing to permit the payment of required dividends.  If the amount of nondeductible

                                       21

expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.

     Under  certain  circumstances,  we may be able to rectify a failure to meet the  distribution  requirement  for a year by paying  "deficiency  dividends" to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may avoid being taxed on amounts distributed as  deficiency  dividends;  however,  we will be required to pay interest to the
Internal  Revenue  Service  based  upon the  amount of any  deduction  taken for deficiency dividends.

                               Failure to Qualify

     If we fail to qualify for  taxation  as a REIT in any  taxable  year and no relief  provisions  apply,  we will be subject to tax  (including any applicable alternative  minimum  tax) on our  taxable  income at regular  corporate  rates.
Distributions  to  stockholders in any year in which we fail to qualify will not be deductible by us, nor will such distributions be required to be made. In such event,  to the extent of current  and  accumulated  earnings  and  profits,  all distributions to stockholders  will be taxable as ordinary income,  and, subject to certain limitations in the Code,  corporate  distributees may be eligible for the  dividends  received  deduction.  Unless  entitled to relief under  specific statutory  provisions,  we will also be disqualified from taxation as a REIT for the four taxable years following the year during which  qualification  was lost.
It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

                            Taxation of Stockholders

     Taxation of Taxable  U.S.  Stockholders.  As used in the  remainder of this discussion,  the term "U.S.  Stockholder" means a beneficial owner of our common stock that is for United States federal income tax purposes:

     1.   a citizen or resident,  as defined in Section  7701(b) of the Code, of the United States;

     2.   a corporation or partnership, or other entity treated as a corporation or partnership  for federal income tax purposes,  created or organized in or under the laws of the United States or any state or the District of Columbia;

     3.   an estate  the income of which is  subject  to United  States  federal income taxation regardless of its source; or

     4.   in general,  a trust  subject to the primary  supervision  of a United
          States court and the control of one or more United States persons.

     Generally,  in the case of a partnership  that holds our common stock,  any partner that would be a U.S. Stockholder if it held the common stock directly is also a U.S. Stockholder.  As long as we qualify as a REIT, distributions made to our taxable U.S. Stockholders out of current or accumulated earnings and profits
(and not designated as capital gain dividends or retained capital gains) will be taken into account by them as ordinary income,  and corporate  stockholders will not be  eligible  for the  dividends  received  deduction  as to  such  amounts.
Distributions in

                                       22

excess of current and accumulated  earnings and profits will not be taxable to a stockholder  to the extent  that they do not exceed the  adjusted  basis of such stockholder's  common stock,  but rather will reduce the adjusted  basis of such shares as a return of capital. To the extent that such distributions  exceed the adjusted basis of a stockholder's  common stock, they will be included in income as long-term  capital gain (or  short-term  capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the  stockholder.  In  addition,  any  dividend  declared  by us in  October,
November  or  December  of any year  payable  to a  stockholder  of  record on a specific date in any such month shall be treated as both paid by us and received by the  stockholder  on December 31 of such year,  provided that the dividend is actually paid by us during January of the following  calendar year. For purposes of determining  what portion of a  distribution  is  attributable  to current or accumulated  earnings and profits,  earnings and profits will first be allocated to distributions made to holders of the shares of preferred stock.  Stockholders may not include in their individual  income tax returns any net operating losses or capital losses of ours.

     In general,  any gain or loss realized upon a taxable disposition of shares by a  stockholder  who is not a  dealer  in  securities  will  be  treated  as a long-term  capital  gain or loss if the shares  have been held for more than one year,  otherwise as short-term  capital gain or loss.  However,  any loss upon a sale or exchange of common stock by a  stockholder  who has held such shares for six months or less (after applying  certain holding period rules) generally will be treated as  long-term  capital  loss to the extent of  distributions  from us required to be treated by such stockholder as long-term capital gain.

     Distributions  that we properly designate as capital gain dividends will be taxable  to  stockholders  as gains (to the  extent  that they do not exceed our actual net capital gain for the taxable year) from the sale or  disposition of a capital  asset held for greater than one year.  If we designate any portion of a dividend as a capital gain dividend, a U.S. Stockholder will receive an Internal
Revenue Service Form 1099-DIV  indicating the amount that will be taxable to the stockholder as capital gain. However,  stockholders that are corporations may be required  to treat up to 20% of  certain  capital  gain  dividends  as  ordinary income. A portion of capital gain dividends  received by noncorporate  taxpayers may be subject to tax at a 25% rate to the extent  attributable to certain gains realized on the sale of real property. In addition,  noncorporate  taxpayers are generally  taxed  at a  maximum  rate  of  20%  on net  long-term  capital  gain
(generally, the excess of net long-term capital gain over net short-term capital loss)  attributable  to gains  realized on the sale of property held for greater that one year.

     Distributions  we make and gain  arising  from  the sale or  exchange  by a stockholder  of shares of our stock  will not be  treated  as  passive  activity income, and, as a result,  stockholders  generally will not be able to apply any
"passive  losses"  against  such income or gain.  Distributions  we make (to the extent they do not constitute a return of capital)  generally will be treated as investment income for purposes of computing the investment interest  limitation.
Gain arising from the sale or other  disposition of our stock (or  distributions treated  as  such)  will not be  treated  as  investment  income  under  certain circumstances.

     Upon any taxable  sale or other  disposition  of our common  stock,  a U.S.
Stockholder  will  recognize gain or loss for federal income tax purposes on the disposition of our stock in an amount equal to the difference between

                                       23

     •    the amount of cash and the fair market value of any property  received on such disposition; and

     •    the U.S. Stockholder's adjusted basis in such stock for tax purposes.

     Gain or loss will be capital gain or loss if the common stock has been held by the U.S.  Stockholder as a capital asset. The applicable tax rate will depend on the  stockholder's  holding period in the asset  (generally,  if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder's tax bracket. A U.S.  Stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital  gain rate of 20%.  U.S.  Stockholders  that  acquire,  or are deemed to acquire, stock after December 31, 2000 and who hold the stock for more than five years and certain low income  taxpayers  may be eligible  for a lower  long-term capital gains rate.  However,  to the extent that the capital gain realized by a non-corporate  stockholder  on the sale of REIT stock  corresponds to the REIT's
"unrecaptured Section 1250 gain," such gain would be subject to tax at a rate of
25%.  Stockholders  are  advised to consult  with  their own tax  advisors  with respect to their capital gain tax liability.

     Taxation of Tax-Exempt Stockholders. Provided that a tax-exempt stockholder has not held our common stock as "debt financed  property" within the meaning of the Internal  Revenue  Code,  the dividend  income from us will not be unrelated business  taxable  income,  referred to as UBTI,  to a  tax-exempt  stockholder.
Similarly,  income from the sale of common stock will not constitute UBTI unless the tax-exempt  stockholder has held its stock as debt financed  property within the meaning of the Internal Revenue Code or has used the common stock in a trade or  business.  However,  for a  tax-exempt  stockholder  that is a social  club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under
Internal  Revenue  Code  Sections  501(c)(7),   (c)(9),   (c)(17)  and  (c)(20),
respectively,  or a single parent title-holding corporation exempt under Section
501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations,  income from an investment in us will  constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax exempt stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

     A  "qualified  trust"  (defined to be any trust  described  in Code Section
401(a) and exempt from tax under Code  Section  501(a)) that holds more than 10%
of  the  value  of  the  shares  of  a  REIT  may  be  required,  under  certain circumstances,  to treat a portion of distributions  from the REIT as UBTI. This requirement  will apply for a taxable  year only if (i) the REIT  satisfies  the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the "five or fewer requirement") only by relying on a special
"look-through"  rule under which shares held by qualified trust stockholders are treated  as held by the  beneficiaries  of such  trusts in  proportion  to their actuarial  interests  therein;  and  (ii) the  REIT is  "predominantly  held" by qualified trusts. A REIT is  "predominantly  held" by qualified trusts if either
(i) a single  qualified  trust  holds  more  than  25% of the  value of the REIT shares, or (ii) one or more qualified  trusts,  each owning more than 10% of the value of the REIT shares,  hold in the  aggregate  more than 50% of the value of the REIT shares.  If the foregoing  requirements  are met, the percentage of any
REIT  dividend  treated as UBTI to a qualified  trust that owns more than 10% of the value of

                                       24

the  REIT  shares  is equal to the  ratio  of (i) the  UBTI  earned  by the REIT
(computed as if the REIT were a qualified trust and therefore  subject to tax on its UBTI) to (ii) the total gross income (less certain  associated  expenses) of the REIT for the year in which the  dividends  are paid. A de minimis  exception applies where the ratio set forth in the preceding  sentence is less than 5% for any year.

     The  provisions  requiring  qualified  trusts  to treat a  portion  of REIT distributions  as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement  without relying on the "look-through"  rule. The restrictions on ownership of stock in our charter should prevent application of the foregoing provisions  to qualified  trusts  purchasing  our stock,  absent a waiver of the restrictions by the Board of Directors.

     Taxation of Non-U.S.  Stockholders. The rules governing U.S. Federal income
taxation  of  nonresident  alien  individuals,  foreign  corporations,   foreign
partnerships   and   other   foreign   stockholders   (collectively,   "Non-U.S.
Stockholders")  are complex,  and no attempt will be made herein to provide more than a limited  summary of such rules.  The  discussion  does not  consider  any specific  facts  or  circumstances  that  may  apply  to a  particular  Non-U.S.
Stockholder. Prospective Non-U.S. Stockholders should consult with their own tax advisors to  determine  the impact of U.S.  Federal,  state and local income tax laws with regard to an investment  in our common stock,  including any reporting requirements.

     Distributions  that are not attributable to gain from sales or exchanges by us of U.S.  real  property  interests  and not  designated by us as capital gain dividends  or retained  capital  gains will be treated as  dividends of ordinary income  to the  extent  that  they are made out of our  current  or  accumulated earnings  and  profits.  Such  distributions  ordinarily  will be  subject  to a withholding tax equal to 30% of the gross amount of the  distribution  unless an applicable tax treaty reduces such rate.  However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S.  Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S.  stockholders are taxed  with  respect  to such  dividends  (and may also be  subject  to a branch profits tax of up to 30% if the stockholder is a foreign corporation). We expect to  withhold  U.S.  income  tax at the rate of 30% on the  gross  amount  of any dividends paid to a Non-U.S. Stockholder that are not designated as capital gain dividends,  unless (i) a lower treaty rate applies and the Non-U.S.  Stockholder files an IRS Form W-8BEN  evidencing  eligibility for that reduced rate is filed with us or (ii)  the  Non-U.S.  Stockholder  files an IRS  Form  W-8ECI  with us claiming that the  distribution is income treated as effectively  connected to a
U.S. trade or business.

     Distributions in excess of our current and accumulated earnings and profits will not be taxable to a  stockholder  to the extent that they do not exceed the adjusted basis of the  stockholder's  stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions  exceed the adjusted basis of a Non-U.S.  Stockholder's  shares, they will give rise to tax liability if the Non-U.S.  Stockholder  would otherwise be subject to tax on any gain from the sale or  disposition  of his or her  stock  as  described  below.  We may be required  to  withhold  U.S.  income  tax  at  the  rate  of  at  least  10%  on distributions  to  Non-U.S.  Stockholders  that are not paid out of  current  or accumulated  earnings and profits  unless the Non-U.S.  Stockholders  provide us with withholding  certificates  evidencing their exemption from withholding tax.
If it cannot be determined at the time that such a distribution  is made whether

                                       25

or not such distribution  will be in excess of current and accumulated  earnings and  profits,  the  distribution  will be  subject  to  withholding  at the rate applicable to dividends.  However, the Non-U.S. Stockholder may seek a refund of such  amounts  from the  Service  if it is  subsequently  determined  that  such distribution was, in fact, in excess of our current and accumulated earnings and profits.

     For  any  year in  which  we  qualify  as a REIT,  distributions  that  are attributable  to gain  from  sales  or  exchanges  by us of U.S.  real  property interests  will be taxed to a Non-U.S.  Stockholder  under the provisions of the
Foreign  Investment in Real Property Tax Act of 1980  ("FIRPTA").  Under FIRPTA,
these  distributions  are taxed to a Non-U.S.  Stockholder  as if such gain were effectively connected with a U.S. business. Thus, Non-U.S.  Stockholders will be taxed on such  distributions at the normal capital gain rates applicable to U.S.
stockholders  (subject  to  applicable  alternative  minimum  tax and a  special alternative  minimum tax in the case of nonresident  alien  individuals).  Also, distributions  subject to FIRPTA may be subject to a 30% branch  profits  tax in the hands of a corporate  Non-U.S.  Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S.  Stockholder upon the sale or exchange of our stock generally would not be subject to United States taxation unless:

     •    the investment in our stock is effectively connected with the Non-U.S.
          Stockholder's  U.S.  trade or  business,  in which  case the  Non-U.S.
          Stockholder  will  be  subject  to  the  same  treatment  as  domestic stockholders with respect to any gain;

     •    the Non-U.S.  Stockholder  is a non-resident  alien  individual who is present in the United  States for 183 days or more  during the taxable year  and has a tax  home in the  United  States,  in  which  case the non-resident  alien  individual  will be  subject  to a 30% tax on the individual's net capital gains for the taxable year; or

     •    our stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

     Our common stock will not constitute a United States real property interest if we are a  domestically-controlled  REIT. We will be a domestically-controlled
REIT if, at all times during a specified testing period,  less than 50% in value of our stock is held directly or indirectly by Non-U.S. Stockholders.

     We believe that,  currently,  we are a  domestically  controlled  REIT and, therefore,  that the sale of our common  stock  would not be subject to taxation under FIRPTA.  Because our common stock is publicly traded,  however,  we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

     Even if we do not qualify as a  domestically-controlled  REIT at the time a
Non-U.S.  Stockholder  sells our common stock,  gain arising from the sale still would not be subject to FIRPTA tax if:

                                       26

     •    the  class or series of shares  sold is  considered  regularly  traded under  applicable  Treasury  regulations on an established  securities market, such as the NYSE; and

     •    the selling Non-U.S. Stockholder owned, actually or constructively, 5%
          or less in value of the  outstanding  class or series  of stock  being sold throughout the five-year period ending on the date of the sale or exchange.

     If gain on the  sale or  exchange  of our  common  stock  were  subject  to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular U.S.
income  tax with  respect  to any  gain in the same  manner  as a  taxable  U.S.
Stockholder,  subject to any  applicable  alternative  minimum  tax and  special alternative minimum tax in the case of non-resident alien individuals.

     State and Local Taxes. We and our  stockholders  may be subject to state or local taxation in various state or local jurisdictions, including those in which we or they  transact  business or reside  (although  U.S.  Stockholders  who are individuals  generally  should not be required to file state  income tax returns outside  of  their  state  of  residence  with  respect  to our  operations  and distributions). The state and local tax treatment of us and our stockholders may
not  conform  to  the  Federal   income  tax   consequences   discussed   above.
Consequently,  prospective  stockholders  should  consult their own tax advisors regarding  the effect of state and local tax laws on an investment in our common stock.

                Backup Withholding Tax and Information Reporting

     U.S. Holders. In general,  information-reporting requirements will apply to certain U.S.  holders  with regard to payments of  dividends on our stock,  OID, interest,  and payments of the proceeds of the sale of our common stock,  unless an exception applies.

     The payor will be required to withhold tax on such  payments at the rate of
27%  (scheduled  to be  reduced  incrementally  to 25% by 2006) if (i) the payee fails to furnish a taxpayer  identification  number,  or TIN, to the payor or to establish an exemption  from backup  withholding,  or (ii) the Internal  Revenue
Service notifies the payor that the TIN furnished by the payor is incorrect.

     In  addition,  a payor of dividends on our common stock will be required to withhold tax at a rate of 27% (scheduled to be reduced  incrementally  to 25% by
2006) if (i) there has been a notified  payee  under-reporting  with  respect to interest,  dividends or original issue discount  described in Section 3406(c) of the Code,  or (ii) there has been a failure  of the payee to  certify  under the penalty of perjury that the payee is not subject to backup withholding under the
Internal Revenue Code.

     Some   holders,   including   corporations,   may  be  exempt  from  backup
withholding.  Any amounts  withheld  under the backup  withholding  rules from a payment to a holder  will be allowed as a credit  against  the  holder's  United
States Federal income tax and may entitle the holder to a refund,  provided that the required information is furnished to the Internal Revenue Service.

     Non-U.S. Holders.  Generally,  information reporting will apply to payments
of  dividends  on  our  common  stock,  interest,   including  OID,  and  backup
withholding as described  above for a

                                       27

U.S.  holder,  unless  the  payee  certifies  that  it is not a U.S.  person  or otherwise establishes an exemption.

     The payment of the proceeds from the  disposition of our common stock to or through  the  U.S.  office  of a U.S.  or  foreign  broker  will be  subject  to information reporting and backup withholding as described above for U.S. holders unless the non-U.S.  holder satisfies the requirements necessary to be an exempt
non-U.S.  holder or  otherwise  qualifies  for an  exemption.  The proceeds of a disposition  by a non-U.S.  holder of stock to or through a foreign  office of a broker  generally  will  not be  subject  to  information  reporting  or  backup withholding.  However,  if the broker is a U.S.  person,  a  controlled  foreign corporation  for U.S. tax purposes,  a foreign person 50% or more of whose gross income  from all  sources  for  specified  periods is from  activities  that are effectively  connected with a U.S. trade or business,  a foreign  partnership if partners  who hold more than 50% of the  interests in the  partnership  are U.S.
persons,  or a foreign  partnership that is engaged in the conduct of a trade or business in the U.S., then information  reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

     Applicable Treasury Regulations provide  presumptions  regarding the status of holders  when  payments to the holders  cannot be  reliably  associated  with
appropriate   documentation   provided  to  the  payor.   Under  these  Treasury
Regulations,  some  holders  are  required to provide  new  certifications  with respect to payments made after  December 31, 2000.  Because the  application  of these Treasury  Regulations  varies  depending on the  stockholder's  particular circumstances,  you are  advised  to  consult  your tax  advisor  regarding  the information reporting requirements applicable to you.

                                       28

                              PLAN OF DISTRIBUTION

     We may sell our common  stock to one or more  underwriters  or dealers  for public offer and sale by them or may sell our common stock offered hereby to the public,  to a  limited  number  of  institutional  purchasers  or  to  a  single purchaser,  directly or through agents. Any underwriter or agent involved in the offer  and sale of the  securities  will be named in the  applicable  prospectus supplement.

     The distribution of the securities may be effected from time to time in one or more  transactions  at a fixed  price,  prices  which may be changed,  prices related to the prevailing market prices at the time of sale or negotiated prices
(any of which may represent a discount from the prevailing  market  prices).  We also may,  from time to time,  authorize  underwriters  acting as our  agents to offer and sell the securities  upon the terms and conditions as are set forth in the applicable prospectus supplement. In connection with the sale of securities, underwriters may be deemed to have received  compensation from us in the form of underwriting  discounts or  commissions  and may also receive  commissions  from purchasers of securities for whom they may act as agent.  Underwriters  may sell securities to or through dealers,  and such dealers may receive  compensation in the form of discounts,  concessions or commissions from the underwriters  and/or commissions from the purchasers for whom they may act as agent.

     Any  underwriting  compensation  paid by us to  underwriters  or  agents in connection  with the offering of securities  and any  discounts,  concessions or commissions allowed by underwriters to participating  dealers, will be set forth in the  applicable  prospectus  supplement.  Underwriters,  dealers  and  agents participating  in  the  distribution  of the  securities  may  be  deemed  to be underwriters,  and any discounts and commissions received by them and any profit realized by them on resale of the  securities  may be deemed to be  underwriting discounts and commissions,  under the Securities Act. Underwriters,  dealers and
agents  may  be   entitled,   under   agreements   entered   into  with  us,  to
indemnification  against and  contribution  toward  certain  civil  liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable prospectus supplement,  we will authorize the  underwriters,  dealers  or other  persons  acting as our  agents to solicit offers by certain  institutions  to  purchase  securities  from us at the public offering  price set forth in that  prospectus  supplement  pursuant  to  delayed delivery  contracts  providing  for  payment  and  delivery on the date or dates stated in such  prospectus  supplement.  Each contract will be for an amount not less than,  and the aggregate  principal  amount of securities  sold pursuant to contracts will not be less than nor greater than, the respective  amounts stated
in the applicable prospectus supplement.  Institutions with whom contracts, when authorized,  may  be  made  include  commercial  and  savings  banks,  insurance companies,  pension  funds,  investment  companies,  educational  and charitable institutions,  and other  institutions  but will in all cases be  subject to the approval of us.  Contracts  may be subject to any  conditions  including (i) the purchase by an institution of the securities covered by its contract will not at the time of delivery be  prohibited  under the laws of any  jurisdiction  in the
United States to which such  institution is subject;  and (ii) if the securities are being  sold to  underwriters,  we have sold to such  underwriters  the total principal  amount of the securities less the principal amount thereof covered by the contracts.

                                       29

     Some of the  underwriters  and their affiliates may be customers of, engage in  transactions  with and perform  services  for us in the  ordinary  course of business.

                                  LEGAL MATTERS

     The  legality of the  securities  has been passed upon for us by  Blackwell
Sanders Peper Martin LLP. The discussion of legal matters under "Material United
States  Federal Income Tax  Consequences"  is based upon an opinion of Blackwell
Sanders Peper Martin LLP.

                                     EXPERTS

     The consolidated financial statements and schedules of Monmouth Real Estate
Investment  Corporation  as of September 30, 2002 and 2001,  and for each of the years in the three-year  period ended September 30, 2002, have been incorporated by  reference  herein in  reliance  upon the  report  of KPMG  LLP,  independent accountants,  incorporated by reference  herein,  and upon the authority of said firm as experts in accounting and auditing.

                                       30